Exhibit 99.1

Press Release June 16, 2014

7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Conversion of Notes

FORT WAYNE, INDIANA, June 16, 2014 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that holders of $271,810,000 principal amount of its 5.125% Convertible Notes due June 15, 2014 (the “Notes”) have exercised their option to convert the Notes into shares of common stock by the close of business on June 12, 2014 (the conversion election deadline). The conversion rate provided under the terms of the Notes was 58.4371 shares of common stock per $1,000 principal amount of Notes, equivalent to a conversion price of approximately $17.10 per share of common stock. Steel Dynamics issued a total of 15,893,457 shares of common stock upon conversion of the Notes. The remaining $15,690,000 in outstanding principal amount of the Notes was paid in cash on June 16, 2014.

The Notes were issued in the original principal amount of $287,500,000 pursuant to an Indenture dated as of June 9, 2009, as supplemented and amended (the “Indenture”), among the company, as Issuer, the guarantors party thereto, and Wells Fargo Bank, National Association as trustee.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.4 billion in 2013, over 6,800 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).